Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2024 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

Second Quarter 2024 Summary

•Net income of $41.9 million, or $0.43 per diluted share
•Return on average assets of 0.90%
•Pre-provision net revenue (“PPNR”)(1) to average assets of 1.23%, annualized
•Net interest margin of 3.26%
•Cost of deposits of 1.73%, and cost of non-maturity deposits(1) of 1.17%
•Non-maturity deposits(1) to total deposits of 83.66%
•Non-interest bearing deposits totaled 31.6% of total deposits
•Total delinquency of 0.14% of loans held for investment
•Nonperforming assets to total assets of 0.28%
•Tangible book value per share(1) increased $0.25 from the prior quarter to $20.58
•Common equity tier 1 capital ratio of 15.89%, and total risk-based capital ratio of 19.01%
•Tangible common equity ratio (“TCE”)(1) increased to 11.41%

Irvine, Calif., July 24, 2024 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $41.9 million, or $0.43 per diluted share, for the second quarter of 2024, compared with net income of $47.0 million, or $0.49 per diluted share, for the first quarter of 2024, and net income of $57.6 million, or $0.60 per diluted share, for the second quarter of 2023.

For the second quarter of 2024, the Company’s return on average assets (“ROAA”) was 0.90%, return on average equity (“ROAE”) was 5.76%, and return on average tangible common equity (“ROATCE”)(1) was 8.92%, compared to 0.99%, 6.50%, and 10.05%, respectively, for the first quarter of 2024, and 1.09%, 8.11%, and 12.66%, respectively, for the second quarter of 2023. Total assets were $18.33 billion at June 30, 2024, compared to $18.81 billion at March 31, 2024, and $20.75 billion at June 30, 2023.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “We delivered solid financial results for the second quarter, producing net income of $41.9 million, or $0.43 per share. Our results reflect our disciplined approach to balance sheet and risk management, as well as our ongoing focus on capital accumulation. Our quarter-end tangible common equity(1) and tier 1 common equity ratios increased to 11.41% and 15.89%, respectively, placing us near the top of our peers for both ratios.

“Second quarter asset quality trends remained solid. Our nonperforming loans decreased to $52.1 million, reflecting our proactive approach to credit risk management. Overall, credit performance was consistent with our expectations as our borrowers are on solid financial footing and borrower cash flows generally do not appear to have deteriorated in any material way. Similar to our capital ratios, our allowance for credit losses ranks among the top of our peers.

“On the business development front, second quarter loan production increased to $150.7 million, as our teams continue to work collaboratively to expand our client base and reinforce existing long-term relationships. Additionally, we saw clients use excess deposits to pay down and pay off loans coupled with seasonal factors associated with tax payments and distributions, as total deposits declined from the prior quarter. Our deposit mix remained favorable, as brokered deposits declined by $87.9 million and noninterest-bearing deposits comprised 31.6% of total deposits.

“We enter the second half of the year from a position of strength and expect stabilization in our loan and deposit balances as we move through the rest of the year. Our strong capital and liquidity levels provide us with significant optionality and positions us well to take advantage of opportunities that may arise to drive future earnings growth as we continue to serve our small- and middle-market businesses and focus on building long-term franchise value. I want to thank all of our employees for their exceptional contributions this quarter and during the first half of 2024, as well as all of our stakeholders for their ongoing support.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023
Financial highlights (unaudited)
Net income	$41,905	$47,025	$57,636
Net interest income	136,394	145,127	160,092
Diluted earnings per share	0.43	0.49	0.60
Common equity dividend per share paid	0.33	0.33	0.33
ROAA	0.90%	0.99%	1.09%
ROAE	5.76	6.50	8.11
ROATCE (1)	8.92	10.05	12.66
Pre-provision net revenue to average assets (1)	1.23	1.43	1.52
Net interest margin	3.26	3.39	3.33
Cost of deposits	1.73	1.59	1.27
Cost of non-maturity deposits (1)	1.17	1.06	0.71
Efficiency ratio (1)	61.3	60.2	54.1
Noninterest expense as a percent of average assets	2.10	2.16	1.91
Total assets	$18,332,325	$18,813,181	$20,747,883
Total deposits	14,627,654	15,187,828	16,539,875
Non-maturity deposits (1) as a percent of total deposits	83.7%	84.4%	81.4%
Noninterest-bearing deposits as a percent of total deposits	31.6	32.9	35.6
Loan-to-deposit ratio	85.4	85.7	82.3
Nonperforming assets as a percent of total assets	0.28	0.34	0.08
Delinquency as a percentage of loans held for investment	0.14	0.09	0.23
Allowance for credit losses to loans held for investment (2)	1.47	1.48	1.41
Book value per share	$30.32	$30.09	$29.71
Tangible book value per share (1)	20.58	20.33	19.79
Tangible common equity ratio (1)	11.41%	10.97%	9.59%
Common equity tier 1 capital ratio	15.89	15.02	14.34
Total capital ratio	19.01	18.23	17.24
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At June 30, 2023, 25% of loans held for investment include a fair value net discount of $48.4 million, or 0.35% of loans held for investment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $136.4 million in the second quarter of 2024, a decrease of $8.7 million, or 6.0%, from the first quarter of 2024. The decrease in net interest income was primarily attributable to lower average loan balances and higher cost of deposits.

The net interest margin for the second quarter of 2024 decreased 13 basis points to 3.26%, from 3.39% in the prior quarter. The decrease was primarily due to a higher cost of deposits.

Net interest income for the second quarter of 2024 decreased $23.7 million, or 14.8%, compared to the second quarter of 2023. The decrease was attributable to a higher cost of funds and lower average interest-earning asset balances, partially offset by lower average interest-bearing liabilities and higher yields on average interest-earning assets, all the result of the higher interest rate environment and the Company's balance sheet management strategies to prioritize capital accumulation.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,134,736	$13,666	4.84%	$1,140,909	$13,638	4.81%	$1,433,137	$16,600	4.65%
Investment securities	2,964,909	26,841	3.62	2,948,170	26,818	3.64	3,926,568	25,936	2.64
Loans receivable, net (1) (2)	12,724,545	167,547	5.30	13,149,038	172,975	5.29	13,927,145	182,852	5.27
Total interest-earning assets	$16,824,190	$208,054	4.97	$17,238,117	$213,431	4.98	$19,286,850	$225,388	4.69

Liabilities
Interest-bearing deposits	$10,117,571	$64,229	2.55%	$10,058,808	$59,506	2.38%	$10,797,708	$53,580	1.99%
Borrowings	532,251	7,431	5.59	850,811	8,798	4.15	1,131,465	11,716	4.15
Total interest-bearing liabilities	$10,649,822	$71,660	2.71	$10,909,619	$68,304	2.52	$11,929,173	$65,296	2.20
Noninterest-bearing deposits	$4,824,002			$4,996,939			$6,078,543
Net interest income		$136,394			$145,127			$160,092
Net interest margin (3)			3.26%			3.39%			3.33%
Cost of deposits (4)			1.73			1.59			1.27
Cost of funds (5)			1.86			1.73			1.45
Cost of non-maturity deposits (6)			1.17			1.06			0.71
Ratio of interest-earning assets to interest-bearing liabilities			157.98			158.01			161.68
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.3 million, $2.1 million, and $2.9 million for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the second quarter of 2024, the Company recorded a $1.3 million provision expense, compared to $3.9 million for the first quarter of 2024, and $1.5 million for the second quarter of 2023. The decrease in provision for credit losses compared to the first quarter of 2024 was largely attributable to the decrease in loan balances and changes in the loan composition, partially offset by increases associated with economic and market forecasts.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Provision for credit losses
Provision for loan losses	$1,756	$6,288	$610
Provision for unfunded commitments	(505)	(2,425)	1,003
Provision for held-to-maturity securities	14	(11)	(114)
Total provision for credit losses	$1,265	$3,852	$1,499

Noninterest Income

Noninterest income for the second quarter of 2024 was $18.2 million, a decrease of $7.6 million from the first quarter of 2024. The decrease was primarily due to the prior quarter's $5.1 million gain on debt extinguishment resulting from an early redemption of a $200.0 million Federal Home Loan Bank of San Francisco (“FHLB”) term advance, a $1.7 million decrease in trust custodial account fees largely driven by annual tax fees earned during the prior quarter, and a $1.3 million decrease in Community Reinvestment Act ("CRA") investment income.

Noninterest income for the second quarter of 2024 decreased $2.3 million compared to the second quarter of 2023. The decrease was primarily due to a $2.2 million decrease in other income.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Noninterest income
Loan servicing income	$510	$529	$493
Service charges on deposit accounts	2,710	2,688	2,670
Other service fee income	309	336	315
Debit card interchange fee income	925	765	914
Earnings on bank owned life insurance	4,218	4,159	3,487
Net gain from sales of loans	65	—	345
Trust custodial account fees	8,950	10,642	9,360
Escrow and exchange fees	702	696	924
Other (loss) income	(167)	5,959	2,031
Total noninterest income	$18,222	$25,774	$20,539

Noninterest Expense

Noninterest expense totaled $97.6 million for the second quarter of 2024, a decrease of $5.1 million compared to the first quarter of 2024. The decrease was primarily due to a $3.1 million decrease in legal and professional services, driven by a $4.0 million insurance claim receivable.

Noninterest expense for the second quarter of 2024 decreased by $3.1 million compared to the second quarter of 2023. The decrease was primarily due to a $3.6 million decrease in legal and professional services, driven by a $4.0 million insurance claim receivable, and a $1.1 million decrease in premises and occupancy expense, partially offset by a $3.1 million increase in deposit expense due to higher deposit earnings credit rates.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Noninterest expense
Compensation and benefits	$53,140	$54,130	$53,424
Premises and occupancy	10,480	10,807	11,615
Data processing	7,754	7,511	7,488
Other real estate owned operations, net	—	46	8
FDIC insurance premiums	1,873	2,629	2,357
Legal and professional services	1,078	4,143	4,716
Marketing expense	1,724	1,558	1,879
Office expense	1,077	1,093	1,280
Loan expense	840	770	567
Deposit expense	12,289	12,665	9,194
Amortization of intangible assets	2,763	2,836	3,055
Other expense	4,549	4,445	5,061
Total noninterest expense	$97,567	$102,633	$100,644

Income Tax

For the second quarter of 2024, income tax expense totaled $13.9 million, resulting in an effective tax rate of 24.9%, compared with income tax expense of $17.4 million and an effective tax rate of 27.0% for the first quarter of 2024, and income tax expense of $20.9 million and an effective tax rate of 26.6% for the second quarter of 2023.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $12.49 billion at June 30, 2024, a decrease of $522.1 million, or 4.0%, from March 31, 2024, and a decrease of $1.12 billion, or 8.2%, from June 30, 2023. The decrease from March 31, 2024 was primarily due to increased prepayments and maturities, and a decrease in credit line draws, partially offset by higher loan production and fundings.

During the second quarter of 2024, new origination activity increased, yet borrower demand for commercial loans remained muted given the uncertain economic and interest rate outlook. New loan commitments totaled $150.7 million, and new loan fundings totaled $58.6 million, compared with $45.6 million in loan commitments and $14.0 million in new loan fundings for the first quarter of 2024, and $148.5 million in loan commitments and $71.6 million in new loan fundings for the second quarter of 2023.

At June 30, 2024, the total loan-to-deposit ratio was 85.4%, compared to 85.7% and 82.3% at March 31, 2024 and June 30, 2023, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Beginning gross loan balance before basis adjustment	$13,044,395	$13,318,571	$14,223,036
New commitments	150,666	45,563	148,482
Unfunded new commitments	(92,017)	(31,531)	(76,928)
Net new fundings	58,649	14,032	71,554
Amortization/maturities/payoffs	(447,170)	(358,863)	(582,948)
Net draws on existing lines of credit	(100,302)	109,860	36,393
Loan sales	(23,750)	(32,676)	(78,349)
Charge-offs	(13,530)	(6,529)	(3,986)
Transferred to other real estate owned	—	—	(104)
Net decrease	(526,103)	(274,176)	(557,440)
Ending gross loan balance before basis adjustment	$12,518,292	$13,044,395	$13,665,596
Basis adjustment associated with fair value hedge (1)	(28,201)	(32,324)	(53,130)
Ending gross loan balance	$12,490,091	$13,012,071	$13,612,466
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,245,474	$2,309,252	$2,571,246
Multifamily	5,473,606	5,558,966	5,788,030
Construction and land	453,799	486,734	428,287
SBA secured by real estate (1)	33,245	35,206	38,876
Total investor loans secured by real estate	8,206,124	8,390,158	8,826,439
Business loans secured by real estate (2)
CRE owner-occupied	2,096,485	2,149,362	2,281,721
Franchise real estate secured	274,645	294,938	318,539
SBA secured by real estate (3)	46,543	48,426	57,084
Total business loans secured by real estate	2,417,673	2,492,726	2,657,344
Commercial loans (4)
Commercial and industrial (“C&I”)	1,554,735	1,774,487	1,744,763
Franchise non-real estate secured	257,516	301,895	351,944
SBA non-real estate secured	10,346	10,946	9,688
Total commercial loans	1,822,597	2,087,328	2,106,395
Retail loans
Single family residential (5)	70,380	72,353	70,993
Consumer	1,378	1,830	2,241
Total retail loans	71,758	74,183	73,234
Loans held for investment before basis adjustment (6)	12,518,152	13,044,395	13,663,412
Basis adjustment associated with fair value hedge (7)	(28,201)	(32,324)	(53,130)
Loans held for investment	12,489,951	13,012,071	13,610,282
Allowance for credit losses for loans held for investment	(183,803)	(192,340)	(192,333)
Loans held for investment, net	$12,306,148	$12,819,731	$13,417,949

Total unfunded loan commitments	$1,601,870	$1,459,515	$2,202,647
Loans held for sale, at lower of cost or fair value	$140	$—	$2,184
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes net deferred origination costs of $1.4 million, $797,000, and $142,000, and unaccreted fair value net purchase discounts of $38.6 million, $41.2 million, and $48.4 million as of June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2024 was 4.88%, compared to 4.91% at March 31, 2024, and 4.73% at June 30, 2023. The decrease was a result of customers paying down and paying off higher-rate loans compared to the prior quarter. The year-over-year increase reflects higher rates on new originations and the repricing of loans as a result of the increases in benchmark interest rates.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Investor loans secured by real estate
CRE non-owner-occupied	$3,818	$850	$1,470
Multifamily	6,026	480	53,522
Construction and land	16,820	—	24,525
Total investor loans secured by real estate	26,664	1,330	79,517
Business loans secured by real estate (1)
CRE owner-occupied	2,623	6,745	3,062
Total business loans secured by real estate	2,623	6,745	3,062
Commercial loans (2)
Commercial and industrial	109,679	32,477	58,730
Franchise non-real estate secured	—	—	1,853
SBA non-real estate secured	1,281	—	1,612
Total commercial loans	110,960	32,477	62,195
Retail loans
Single family residential (3)	7,698	4,936	3,708
Consumer	2,721	75	—
Total retail loans	10,419	5,011	3,708
Total loan commitments	$150,666	$45,563	$148,482
______________________________
(1) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(2) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(3) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments of 8.58% in the second quarter of 2024 was relatively consistent with 8.62% in the first quarter of 2024, and increased from 6.72% in the second quarter of 2023.

Allowance for Credit Losses

At June 30, 2024, our allowance for credit losses (“ACL”) on loans held for investment was $183.8 million, a decrease of $8.5 million from March 31, 2024 and June 30, 2023. The decrease in the ACL from March 31, 2024 and June 30, 2023 reflects the relative changes in size and composition in our loans held for investment, partially offset by changes in economic and market forecasts.

During the second quarter of 2024, the Company incurred $10.3 million of net charge-offs, primarily related to the sale of substandard non-owner-occupied CRE and multifamily loans during the quarter.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended June 30, 2024
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$30,781	$(4,196)	$1,500	$1,653	$29,738
Multifamily	58,411	(7,372)	—	6,259	57,298
Construction and land	8,171	—	—	2,633	10,804
SBA secured by real estate (1)	2,184	(153)	86	25	2,142
Business loans secured by real estate (2)
CRE owner-occupied	28,760	—	121	(350)	28,531
Franchise real estate secured	7,258	—	—	(464)	6,794
SBA secured by real estate (3)	4,288	—	1	(155)	4,134
Commercial loans (4)
Commercial and industrial	37,107	(968)	148	(4,030)	32,257
Franchise non-real estate secured	14,320	—	1,375	(4,565)	11,130
SBA non-real estate secured	495	(6)	3	(10)	482
Retail loans
Single family residential (5)	442	—	3	(46)	399
Consumer loans	123	(835)	—	806	94
Totals	$192,340	$(13,530)	$3,237	$1,756	$183,803
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of ACL to loans held for investment at June 30, 2024 was 1.47%, which was relatively consistent with 1.48% at March 31, 2024, and increased from 1.41% at June 30, 2023. The fair value net discount on loans acquired through acquisitions was $38.6 million, or 0.31% of total loans held for investment, as of June 30, 2024, compared to $41.2 million, or 0.32% of total loans held for investment, as of March 31, 2024, and $48.4 million, or 0.35% of total loans held for investment, as of June 30, 2023.

Asset Quality

Nonperforming assets totaled $52.1 million, or 0.28% of total assets, at June 30, 2024, compared with $64.1 million, or 0.34% of total assets, at March 31, 2024, and $17.4 million, or 0.08% of total assets, at June 30, 2023. Loan delinquencies were $17.9 million, or 0.14% of loans held for investment, at June 30, 2024, compared to $12.2 million, or 0.09% of loans held for investment, at March 31, 2024, and $31.0 million, or 0.23% of loans held for investment, at June 30, 2023.

Classified loans totaled $183.8 million, or 1.47% of loans held for investment, at June 30, 2024, compared with $204.7 million, or 1.57% of loans held for investment, at March 31, 2024, and $119.9 million, or 0.88% of loans held for investment, at June 30, 2023.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Asset quality
Nonperforming loans	$52,119	$63,806	$17,151
Other real estate owned	—	248	270
Nonperforming assets	$52,119	$64,054	$17,421

Total classified assets (1)	$183,833	$204,937	$120,216
Allowance for credit losses	183,803	192,340	192,333
Allowance for credit losses as a percent of total nonperforming loans	353%	301%	1,121%
Nonperforming loans as a percent of loans held for investment	0.42	0.49	0.13
Nonperforming assets as a percent of total assets	0.28	0.34	0.08
Classified loans to total loans held for investment	1.47	1.57	0.88
Classified assets to total assets	1.00	1.09	0.58
Net loan charge-offs for the quarter ended	$10,293	$6,419	$3,665
Net loan charge-offs for the quarter to average total loans	0.08%	0.05%	0.03%
Allowance for credit losses to loans held for investment (2)	1.47	1.48	1.41
Delinquent loans (3)
30 - 59 days	$4,985	$1,983	$649
60 - 89 days	3,289	974	31
90+ days	9,649	9,221	30,271
Total delinquency	$17,923	$12,178	$30,951
Delinquency as a percentage of loans held for investment	0.14%	0.09%	0.23%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At June 30, 2023, 25% of loans held for investment include a fair value net discount of $48.4 million, or 0.35% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

Investment Securities

At June 30, 2024, available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities were $1.32 billion and $1.71 billion, respectively, compared to $1.15 billion and $1.72 billion, respectively, at March 31, 2024, and $2.01 billion and $1.74 billion, respectively, at June 30, 2023.

In total, investment securities were $3.03 billion at June 30, 2024, an increase of $155.7 million from March 31, 2024, and a decrease of $719.2 million from June 30, 2023. The increase in the second quarter of 2024 compared to the prior quarter was primarily the result of $443.1 million in purchases of AFS U.S. Treasury securities and a decrease of $4.2 million in AFS investment securities mark-to-market unrealized loss, partially offset by $291.5 million in principal payments, amortization and accretion, and redemptions.

The decrease in investment securities from June 30, 2023 was the result of $1.52 billion in sales of AFS investment securities, primarily related to the investment securities portfolio repositioning during the fourth quarter of 2023, and $611.5 million in principal payments, amortization and accretion, and redemptions, partially offset by $1.17 billion in purchases of AFS and HTM investment securities and a decrease of $244.9 million in AFS securities mark-to-market unrealized loss.

Deposits

At June 30, 2024, total deposits were $14.63 billion, a decrease of $560.2 million, or 3.7%, from March 31, 2024, and a decrease of $1.91 billion, or 11.6%, from June 30, 2023. The decrease from the prior quarter was largely driven by reductions of $381.5 million in noninterest-bearing checking, $193.1 million in money market and savings, $87.9 million in brokered certificates of deposit, and $9.4 million in interest-bearing checking, partially offset by an increase of $111.7 million in retail certificates of deposit. The decrease from June 30, 2023 was attributable to decreases of $1.28 billion in noninterest-bearing checking and $1.23 billion in brokered certificates of deposit, partially offset by an increase of $540.5 million in retail certificates of deposit.

At June 30, 2024, non-maturity deposits(1) totaled $12.24 billion, or 83.7% of total deposits, a decrease of $584.0 million, or 4.6%, from March 31, 2024, and a decrease of $1.22 billion, or 9.1%, from June 30, 2023. The decrease from the prior quarters was attributable to clients utilizing their deposit balances to prepay or pay down loans, seasonal tax payments and distributions, as well as redeploying funds into higher yielding alternatives.

At June 30, 2024, maturity deposits totaled $2.39 billion, an increase of $23.8 million, or 1.0%, from March 31, 2024, and a decrease of $692.0 million, or 22.4%, from June 30, 2023. The increase in the second quarter of 2024 compared to the prior quarter was primarily driven by an increase of $111.7 million in retail certificates of deposit, partially offset by the reduction of $87.9 million in brokered certificates of deposit. The decrease from June 30, 2023 was primarily driven by decreases in brokered certificates of deposit.

The weighted average cost of total deposits for the second quarter of 2024 was 1.73%, compared to 1.59% for the first quarter of 2024, and 1.27% for the second quarter of 2023, both increases principally driven by higher pricing across deposit categories. The weighted average cost of non-maturity deposits(1) for the second quarter of 2024 was 1.17%, compared to 1.06% for the first quarter of 2024, and 0.71% for the second quarter of 2023.

At June 30, 2024, the end-of-period weighted average rate of total deposits was 1.81%, compared to 1.66% at March 31, 2024, and 1.40% at June 30, 2023. At June 30, 2024, the end-of-period weighted average rate of non-maturity deposits was 1.25%, compared to 1.12% at March 31, 2024, and 0.78% at June 30, 2023.

At June 30, 2024, the Company’s FDIC-insured deposits as a percentage of total deposits was 61%. Insured and collateralized deposits comprised 67% of total deposits at June 30, 2024, which was the same level at March 31, 2024 and June 30, 2023.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The following table presents the composition of deposits as of the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Deposit accounts
Noninterest-bearing checking	$4,616,124	$4,997,636	$5,895,975
Interest-bearing:
Checking	2,776,212	2,785,626	2,759,855
Money market/savings	4,844,585	5,037,636	4,801,288
Total non-maturity deposits (1)	12,236,921	12,820,898	13,457,118
Retail certificates of deposit	1,906,552	1,794,813	1,366,071
Wholesale/brokered certificates of deposit	484,181	572,117	1,716,686
Total maturity deposits	2,390,733	2,366,930	3,082,757
Total deposits	$14,627,654	$15,187,828	$16,539,875

Cost of deposits	1.73%	1.59%	1.27%
Cost of non-maturity deposits (1)	1.17	1.06	0.71
Noninterest-bearing deposits as a percent of total deposits	31.6	32.9	35.6
Non-maturity deposits (1) as a percent of total deposits	83.7	84.4	81.4
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At June 30, 2024, total borrowings amounted to $532.2 million, remaining flat from March 31, 2024, and a decrease of $599.4 million from June 30, 2023. Total borrowings at June 30, 2024 were comprised of $200.0 million of FHLB term advances and $332.2 million of subordinated debt. The decrease in borrowings at June 30, 2024 as compared to June 30, 2023 was due to a decrease of $600.0 million in FHLB term advances.

As of June 30, 2024, our unused borrowing capacity was $8.65 billion, which consists of available lines of credit with FHLB and other correspondent banks, as well as access through the Federal Reserve Bank's discount window, which was not utilized during the second quarter of 2024.

Capital Ratios

At June 30, 2024, our common stockholders' equity was $2.92 billion, or 15.95% of total assets, compared with $2.90 billion, or 15.43%, at March 31, 2024, and $2.85 billion, or 13.73%, at June 30, 2023, with a book value per share of $30.32, compared with $30.09 at March 31, 2024, and $29.71 at June 30, 2023. At June 30, 2024, the ratio of tangible common equity to tangible assets(1) increased 44 and 182 basis points to 11.41%, compared with 10.97% at March 31, 2024, and 9.59% at June 30, 2023, respectively. Tangible book value per share(1) increased $0.25 and $0.79 to $20.58, compared with $20.33 at March 31, 2024, and $19.79 at June 30, 2023, respectively.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The Company implemented the current expected credit losses (“CECL”) model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. In the first quarter of 2022, the Company began phasing into regulatory capital the cumulative adjustments at the end of the second year of the transition period at 25% per year. At June 30, 2024, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	June 30,	March 31,	June 30,
Capital ratios	2024	2024	2023
Pacific Premier Bancorp, Inc. Consolidated
Tangible common equity ratio (1)	11.41%	10.97%	9.59%
Tier 1 leverage ratio	11.87	11.48	10.90
Common equity tier 1 capital ratio	15.89	15.02	14.34
Tier 1 capital ratio	15.89	15.02	14.34
Total capital ratio	19.01	18.23	17.24

Pacific Premier Bank
Tier 1 leverage ratio	13.42%	12.97%	12.15%
Common equity tier 1 capital ratio	17.97	16.96	15.99
Tier 1 capital ratio	17.97	16.96	15.99
Total capital ratio	19.22	18.21	17.05

Share data
Book value per share	$30.32	$30.09	$29.71
Tangible book value per share (1)	20.58	20.33	19.79
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	22.97	24.00	20.68
Shares issued and outstanding	96,434,047	96,459,966	95,906,217
Market capitalization (2)(3)	$2,215,090	$2,315,039	$1,983,341
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 22, 2024, the Company's Board of Directors declared a $0.33 per share dividend, payable on August 12, 2024 to stockholders of record as of August 5, 2024. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the second quarter of 2024, the Company did not repurchase any shares of common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 24, 2024 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977. Participants should ask to be joined to the Pacific Premier Bancorp, Inc. call. Additionally, a telephone replay will be made available through July 31, 2024, at (877) 344-7529, replay code 4208818.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $18 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $17 billion of assets under custody and over 32,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, liquidity, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States ("U.S.") economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity, particularly in a rising or high interest rate environment, and the quality and composition of our deposits; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt, or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including any increased costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount, including any special assessments; changes in consumer spending, borrowing, and savings habits; the effects of concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine, Israel and Hamas, and overall tension in the Middle East, and trade tensions, all of which could impact business and economic conditions in the United States and abroad; public health crises and pandemics and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President and Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2023	2023
ASSETS
Cash and cash equivalents	$899,817	$1,028,818	$936,473	$1,400,276	$1,463,677
Interest-bearing time deposits with financial institutions	996	995	995	1,242	1,487
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,710,141	1,720,481	1,729,541	1,737,866	1,737,604
Investment securities available-for-sale, at fair value	1,320,050	1,154,021	1,140,071	1,914,599	2,011,791
FHLB, FRB, and other stock	97,037	97,063	99,225	105,505	105,369
Loans held for sale, at lower of amortized cost or fair value	140	—	—	641	2,184
Loans held for investment	12,489,951	13,012,071	13,289,020	13,270,120	13,610,282
Allowance for credit losses	(183,803)	(192,340)	(192,471)	(188,098)	(192,333)
Loans held for investment, net	12,306,148	12,819,731	13,096,549	13,082,022	13,417,949
Accrued interest receivable	69,629	67,642	68,516	68,131	70,093
Other real estate owned	—	248	248	450	270
Premises and equipment, net	52,137	54,789	56,676	59,396	61,527
Deferred income taxes, net	108,607	111,390	113,580	192,208	184,857
Bank owned life insurance	477,694	474,404	471,178	468,191	465,288
Intangible assets	37,686	40,449	43,285	46,307	49,362
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	350,931	341,838	368,996	297,574	275,113
Total assets	$18,332,325	$18,813,181	$19,026,645	$20,275,720	$20,747,883
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$4,616,124	$4,997,636	$4,932,817	$5,782,305	$5,895,975
Interest-bearing:
Checking	2,776,212	2,785,626	2,899,621	2,598,449	2,759,855
Money market/savings	4,844,585	5,037,636	4,868,442	4,873,582	4,801,288
Retail certificates of deposit	1,906,552	1,794,813	1,684,560	1,525,919	1,366,071
Wholesale/brokered certificates of deposit	484,181	572,117	610,186	1,227,192	1,716,686
Total interest-bearing	10,011,530	10,190,192	10,062,809	10,225,142	10,643,900
Total deposits	14,627,654	15,187,828	14,995,626	16,007,447	16,539,875
FHLB advances and other borrowings	200,000	200,000	600,000	800,000	800,000
Subordinated debentures	332,160	332,001	331,842	331,682	331,523
Accrued expenses and other liabilities	248,747	190,551	216,596	281,057	227,351
Total liabilities	15,408,561	15,910,380	16,144,064	17,420,186	17,898,749
STOCKHOLDERS’ EQUITY
Common stock	941	941	938	937	937
Additional paid-in capital	2,383,615	2,378,171	2,377,131	2,371,941	2,366,639
Retained earnings	629,341	619,405	604,137	771,285	757,025
Accumulated other comprehensive loss	(90,133)	(95,716)	(99,625)	(288,629)	(275,467)
Total stockholders' equity	2,923,764	2,902,801	2,882,581	2,855,534	2,849,134
Total liabilities and stockholders' equity	$18,332,325	$18,813,181	$19,026,645	$20,275,720	$20,747,883

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023	2024	2023
INTEREST INCOME
Loans	$167,547	$172,975	$182,852	$340,522	$363,810
Investment securities and other interest-earning assets	40,507	40,456	42,536	80,963	82,921
Total interest income	208,054	213,431	225,388	421,485	446,731
INTEREST EXPENSE
Deposits	64,229	59,506	53,580	123,735	93,814
FHLB advances and other borrowings	2,330	4,237	7,155	6,567	15,093
Subordinated debentures	5,101	4,561	4,561	9,662	9,122
Total interest expense	71,660	68,304	65,296	139,964	118,029
Net interest income before provision for credit losses	136,394	145,127	160,092	281,521	328,702
Provision for credit losses	1,265	3,852	1,499	5,117	4,515
Net interest income after provision for credit losses	135,129	141,275	158,593	276,404	324,187
NONINTEREST INCOME
Loan servicing income	510	529	493	1,039	1,066
Service charges on deposit accounts	2,710	2,688	2,670	5,398	5,299
Other service fee income	309	336	315	645	611
Debit card interchange fee income	925	765	914	1,690	1,717
Earnings on bank owned life insurance	4,218	4,159	3,487	8,377	6,861
Net gain from sales of loans	65	—	345	65	374
Net gain from sales of investment securities	—	—	—	—	138
Trust custodial account fees	8,950	10,642	9,360	19,592	20,385
Escrow and exchange fees	702	696	924	1,398	1,982
Other (loss) income	(167)	5,959	2,031	5,792	3,292
Total noninterest income	18,222	25,774	20,539	43,996	41,725
NONINTEREST EXPENSE
Compensation and benefits	53,140	54,130	53,424	107,270	107,717
Premises and occupancy	10,480	10,807	11,615	21,287	23,357
Data processing	7,754	7,511	7,488	15,265	14,753
Other real estate owned operations, net	—	46	8	46	116
FDIC insurance premiums	1,873	2,629	2,357	4,502	4,782
Legal and professional services	1,078	4,143	4,716	5,221	10,217
Marketing expense	1,724	1,558	1,879	3,282	3,717
Office expense	1,077	1,093	1,280	2,170	2,512
Loan expense	840	770	567	1,610	1,213
Deposit expense	12,289	12,665	9,194	24,954	17,630
Amortization of intangible assets	2,763	2,836	3,055	5,599	6,226
Other expense	4,549	4,445	5,061	8,994	9,756
Total noninterest expense	97,567	102,633	100,644	200,200	201,996
Net income before income taxes	55,784	64,416	78,488	120,200	163,916
Income tax expense	13,879	17,391	20,852	31,270	43,718
Net income	$41,905	$47,025	$57,636	$88,930	$120,198
EARNINGS (LOSS) PER SHARE
Basic	$0.43	$0.49	$0.60	$0.92	$1.26
Diluted	$0.43	$0.49	$0.60	$0.92	$1.26
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	94,628,201	94,350,259	94,166,083	94,489,230	94,012,799
Diluted	94,716,205	94,477,355	94,215,967	94,597,559	94,192,341

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,134,736	$13,666	4.84%	$1,140,909	$13,638	4.81%	$1,433,137	$16,600	4.65%
Investment securities	2,964,909	26,841	3.62	2,948,170	26,818	3.64	3,926,568	25,936	2.64
Loans receivable, net (1)(2)	12,724,545	167,547	5.30	13,149,038	172,975	5.29	13,927,145	182,852	5.27
Total interest-earning assets	16,824,190	208,054	4.97	17,238,117	213,431	4.98	19,286,850	225,388	4.69
Noninterest-earning assets	1,771,493			1,796,279			1,771,156
Total assets	$18,595,683			$19,034,396			$21,058,006
Liabilities and equity
Interest-bearing deposits:
Interest checking	$2,747,972	$10,177	1.49%	$2,838,332	$9,903	1.40%	$2,746,578	$8,659	1.26%
Money market	4,724,572	26,207	2.23	4,636,141	23,632	2.05	4,644,623	15,644	1.35
Savings	271,812	224	0.33	287,735	227	0.32	352,377	102	0.12
Retail certificates of deposit	1,830,516	21,115	4.64	1,727,728	19,075	4.44	1,286,160	10,306	3.21
Wholesale/brokered certificates of deposit	542,699	6,506	4.82	568,872	6,669	4.72	1,767,970	18,869	4.28
Total interest-bearing deposits	10,117,571	64,229	2.55	10,058,808	59,506	2.38	10,797,708	53,580	1.99
FHLB advances and other borrowings	200,154	2,330	4.68	518,879	4,237	3.28	800,016	7,155	3.59
Subordinated debentures	332,097	5,101	6.14	331,932	4,561	5.50	331,449	4,561	5.50
Total borrowings	532,251	7,431	5.59	850,811	8,798	4.15	1,131,465	11,716	4.15
Total interest-bearing liabilities	10,649,822	71,660	2.71	10,909,619	68,304	2.52	11,929,173	65,296	2.20
Noninterest-bearing deposits	4,824,002			4,996,939			6,078,543
Other liabilities	213,844			231,889			206,929
Total liabilities	15,687,668			16,138,447			18,214,645
Stockholders' equity	2,908,015			2,895,949			2,843,361
Total liabilities and equity	$18,595,683			$19,034,396			$21,058,006
Net interest income		$136,394			$145,127			$160,092
Net interest margin (3)			3.26%			3.39%			3.33%
Cost of deposits (4)			1.73			1.59			1.27
Cost of funds (5)			1.86			1.73			1.45
Cost of non-maturity deposits (6)			1.17			1.06			0.71
Ratio of interest-earning assets to interest-bearing liabilities			157.98			158.01			161.68
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.3 million, $2.1 million, and $2.9 million for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2023	2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,245,474	$2,309,252	$2,421,772	$2,514,056	$2,571,246
Multifamily	5,473,606	5,558,966	5,645,310	5,719,210	5,788,030
Construction and land	453,799	486,734	472,544	444,576	428,287
SBA secured by real estate (1)	33,245	35,206	36,400	37,754	38,876
Total investor loans secured by real estate	8,206,124	8,390,158	8,576,026	8,715,596	8,826,439
Business loans secured by real estate (2)
CRE owner-occupied	2,096,485	2,149,362	2,191,334	2,228,802	2,281,721
Franchise real estate secured	274,645	294,938	304,514	313,451	318,539
SBA secured by real estate (3)	46,543	48,426	50,741	53,668	57,084
Total business loans secured by real estate	2,417,673	2,492,726	2,546,589	2,595,921	2,657,344
Commercial loans (4)
Commercial and industrial	1,554,735	1,774,487	1,790,608	1,588,771	1,744,763
Franchise non-real estate secured	257,516	301,895	319,721	335,053	351,944
SBA non-real estate secured	10,346	10,946	10,926	10,667	9,688
Total commercial loans	1,822,597	2,087,328	2,121,255	1,934,491	2,106,395
Retail loans
Single family residential (5)	70,380	72,353	72,752	70,984	70,993
Consumer	1,378	1,830	1,949	1,958	2,241
Total retail loans	71,758	74,183	74,701	72,942	73,234
Loans held for investment before basis adjustment (6)	12,518,152	13,044,395	13,318,571	13,318,950	13,663,412
Basis adjustment associated with fair value hedge (7)	(28,201)	(32,324)	(29,551)	(48,830)	(53,130)
Loans held for investment	12,489,951	13,012,071	13,289,020	13,270,120	13,610,282
Allowance for credit losses for loans held for investment	(183,803)	(192,340)	(192,471)	(188,098)	(192,333)
Loans held for investment, net	$12,306,148	$12,819,731	$13,096,549	$13,082,022	$13,417,949

Loans held for sale, at lower of cost or fair value	$140	$—	$—	$641	$2,184
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes net deferred origination costs (fees) of $1.4 million, $797,000, $(74,000), $451,000, and $142,000, and unaccreted fair value net purchase discounts of $38.6 million, $41.2 million, $43.3 million, $46.2 million, and $48.4 million as of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023, and June 30, 2023, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2023	2023
Asset quality
Nonperforming loans	$52,119	$63,806	$24,817	$25,458	$17,151
Other real estate owned	—	248	248	450	270
Nonperforming assets	$52,119	$64,054	$25,065	$25,908	$17,421

Total classified assets (1)	$183,833	$204,937	$142,210	$149,708	$120,216
Allowance for credit losses	183,803	192,340	192,471	188,098	192,333
Allowance for credit losses as a percent of total nonperforming loans	353%	301%	776%	739%	1,121%
Nonperforming loans as a percent of loans held for investment	0.42	0.49	0.19	0.19	0.13
Nonperforming assets as a percent of total assets	0.28	0.34	0.13	0.13	0.08
Classified loans to total loans held for investment	1.47	1.57	1.07	1.12	0.88
Classified assets to total assets	1.00	1.09	0.75	0.74	0.58
Net loan charge-offs for the quarter ended	$10,293	$6,419	$3,902	$6,752	$3,665
Net loan charge-offs for the quarter to average total loans	0.08%	0.05%	0.03%	0.05%	0.03%
Allowance for credit losses to loans held for investment (2)	1.47	1.48	1.45	1.42	1.41
Delinquent loans (3)
30 - 59 days	$4,985	$1,983	$2,484	$2,967	$649
60 - 89 days	3,289	974	1,294	475	31
90+ days	9,649	9,221	6,276	7,484	30,271
Total delinquency	$17,923	$12,178	$10,054	$10,926	$30,951
Delinquency as a percent of loans held for investment	0.14%	0.09%	0.08%	0.08%	0.23%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At December 31, 2023, 24% of loans held for investment include a fair value net discount of $43.3 million, or 0.33% of loans held for investment. At September 30, 2023, 24% of loans held for investment include a fair value net discount of $46.2 million, or 0.35% of loans held for investment. At June 30, 2023, 25% of loans held for investment include a fair value net discount of $48.4 million, or 0.35% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
June 30, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$19,381	$—	$—	$—	$19,381	$19,381
SBA secured by real estate (2)	934	—	—	—	934	934
Total investor loans secured by real estate	20,315	—	—	—	20,315	20,315
Business loans secured by real estate (3)
CRE owner-occupied	8,439	—	—	—	8,439	8,439
Franchise real estate secured	—	—	292	37	292	—
Total business loans secured by real estate	8,439	—	292	37	8,731	8,439
Commercial loans (4)
Commercial and industrial	9,252	—	11,727	—	20,979	20,979
Franchise non-real estate secured	—	—	1,559	200	1,559	—
SBA not secured by real estate	535	—	—	—	535	535
Total commercial loans	9,787	—	13,286	200	23,073	21,514
Totals nonaccrual loans	$38,541	$—	$13,578	$237	$52,119	$50,268
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due (7)
(Dollars in thousands)	Current	30-59	60-89	90+	Total
June 30, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,244,424	$—	$—	$1,050	$2,245,474
Multifamily	5,473,606	—	—	—	5,473,606
Construction and land	453,799	—	—	—	453,799
SBA secured by real estate (1)	32,748	—	—	497	33,245
Total investor loans secured by real estate	8,204,577	—	—	1,547	8,206,124
Business loans secured by real estate (2)
CRE owner-occupied	2,088,046	3,852	—	4,587	2,096,485
Franchise real estate secured	274,353	—	—	292	274,645
SBA secured by real estate (3)	46,543	—	—	—	46,543
Total business loans secured by real estate	2,408,942	3,852	—	4,879	2,417,673
Commercial loans (4)
Commercial and industrial	1,552,024	1,133	449	1,129	1,554,735
Franchise non-real estate secured	253,117	—	2,840	1,559	257,516
SBA not secured by real estate	9,811	—	—	535	10,346
Total commercial loans	1,814,952	1,133	3,289	3,223	1,822,597
Retail loans
Single family residential (5)	70,380	—	—	—	70,380
Consumer loans	1,378	—	—	—	1,378
Total retail loans	71,758	—	—	—	71,758
Loans held for investment before basis adjustment (6)	$12,500,229	$4,985	$3,289	$9,649	$12,518,152
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $28.2 million to the carrying amount of certain loans included in fair value hedging relationships.
(7) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
June 30, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,204,871	$3,585	$37,018	$—	$2,245,474
Multifamily	5,455,303	18,303	—	—	5,473,606
Construction and land	453,375	424	—	—	453,799
SBA secured by real estate (1)	25,026	1,130	7,089	—	33,245
Total investor loans secured by real estate	8,138,575	23,442	44,107	—	8,206,124
Business loans secured by real estate (2)
CRE owner-occupied	2,014,813	32,938	48,734	—	2,096,485
Franchise real estate secured	271,264	1,579	1,802	—	274,645
SBA secured by real estate (3)	42,673	82	3,788	—	46,543
Total business loans secured by real estate	2,328,750	34,599	54,324	—	2,417,673
Commercial loans (4)
Commercial and industrial	1,456,169	29,183	65,708	3,675	1,554,735
Franchise non-real estate secured	241,664	602	15,250	—	257,516
SBA not secured by real estate	9,577	—	769	—	10,346
Total commercial loans	1,707,410	29,785	81,727	3,675	1,822,597
Retail loans
Single family residential (5)	70,380	—	—	—	70,380
Consumer loans	1,378	—	—	—	1,378
Total retail loans	71,758	—	—	—	71,758
Loans held for investment before basis adjustment (6)	$12,246,493	$87,826	$180,158	$3,675	$12,518,152
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $28.2 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP TO NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average assets excluding the FDIC special assessment is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding the FDIC special assessment and the related tax impact from net income. Management believes that the exclusion of such nonrecurring items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison of financial performance.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Net income	$41,905	$47,025	$57,636
Add: FDIC special assessment	(161)	523	—
Less: tax adjustment (1)	(45)	148	—
Adjusted net income for average assets	$41,789	$47,400	$57,636

Average assets	$18,595,683	$19,034,396	$21,058,006

ROAA (annualized)	0.90%	0.99%	1.09%
Adjusted ROAA (annualized)	0.90%	1.00%	1.09%
______________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business. The adjusted net income, adjusted return on average equity, and adjusted return on average tangible common equity further exclude the nonrecurring items to provide a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Net income	$41,905	$47,025	$57,636
Plus: amortization of intangible assets expense	2,763	2,836	3,055
Less: tax adjustment (1)	781	801	868
Net income for average tangible common equity	$43,887	$49,060	$59,823
Add: FDIC special assessment	(161)	523	—
Less: tax adjustment (1)	(45)	148	—
Adjusted net income for average tangible common equity	$43,771	$49,435	$59,823

Average stockholders' equity	$2,908,015	$2,895,949	$2,843,361
Less: average intangible assets	39,338	42,134	51,180
Less: average goodwill	901,312	901,312	901,312
Adjusted average tangible common equity	$1,967,365	$1,952,503	$1,890,869

ROAE (annualized)	5.76%	6.50%	8.11%
Adjusted ROAE (annualized)	5.75%	6.55%	8.11%
ROATCE (annualized)	8.92%	10.05%	12.66%
Adjusted ROATCE (annualized)	8.90%	10.13%	12.66%
_____________________________________
(1) Adjusted by statutory tax rate.

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax and provision for credit losses from net income. The adjusted pre-provision net income further excludes the FDIC special assessment to provide a better comparison of financial performance. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Interest income	$208,054	$213,431	$225,388
Interest expense	71,660	68,304	65,296
Net interest income	136,394	145,127	160,092
Noninterest income	18,222	25,774	20,539
Revenue	154,616	170,901	180,631
Noninterest expense	97,567	102,633	100,644
Pre-provision net revenue	57,049	68,268	79,987
Add: FDIC special assessment	(161)	523	—
Adjusted pre-provision net revenue	$56,888	$68,791	$79,987

Pre-provision net revenue (annualized)	$228,196	$273,072	$319,948
Adjusted pre-provision net revenue (annualized)	$227,552	$275,164	$319,948

Average assets	$18,595,683	$19,034,396	$21,058,006

Pre-provision net revenue to average assets	0.31%	0.36%	0.38%
Pre-provision net revenue to average assets (annualized)	1.23%	1.43%	1.52%
Adjusted pre-provision net revenue on average assets	0.31%	0.36%	0.38%
Adjusted pre-provision net revenue on average assets (annualized)	1.22%	1.45%	1.52%

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less amortization of intangible assets and other real estate owned operations, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income less (loss) gain from other real estate owned and gain from debt extinguishment. The adjusted efficiency ratio further excludes the FDIC special assessment to provide a better comparison to the financial results of prior periods. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Total noninterest expense	$97,567	$102,633	$100,644
Less: amortization of intangible assets	2,763	2,836	3,055
Less: other real estate owned operations, net	—	46	8
Adjusted noninterest expense	94,804	99,751	97,581
Less: FDIC special assessment	(161)	523	—
Adjusted noninterest expense excluding FDIC special assessment	$94,965	$99,228	$97,581

Net interest income before provision for credit losses	$136,394	$145,127	$160,092
Add: total noninterest income	18,222	25,774	20,539
Less: net (loss) gain from other real estate owned	(28)	—	106
Less: net gain from debt extinguishment	—	5,067	—
Adjusted revenue	$154,644	$165,834	$180,525

Efficiency ratio	61.3%	60.2%	54.1%
Adjusted efficiency ratio excluding FDIC special assessment	61.4%	59.8%	54.1%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023	2023	2023
Total stockholders' equity	$2,923,764	$2,902,801	$2,882,581	$2,855,534	$2,849,134
Less: intangible assets	938,998	941,761	944,597	947,619	950,674
Tangible common equity	$1,984,766	$1,961,040	$1,937,984	$1,907,915	$1,898,460

Total assets	$18,332,325	$18,813,181	$19,026,645	$20,275,720	$20,747,883
Less: intangible assets	938,998	941,761	944,597	947,619	950,674
Tangible assets	$17,393,327	$17,871,420	$18,082,048	$19,328,101	$19,797,209

Tangible common equity ratio	11.41%	10.97%	10.72%	9.87%	9.59%

Common shares issued and outstanding	96,434,047	96,459,966	95,860,092	95,900,847	95,906,217

Book value per share	$30.32	$30.09	$30.07	$29.78	$29.71
Less: intangible book value per share	9.74	9.76	9.85	9.88	9.91
Tangible book value per share	$20.58	$20.33	$20.22	$19.89	$19.79

Cost of non-maturity deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of non-maturity deposits is calculated as the ratio of non-maturity deposit interest expense to average non-maturity deposits. We calculate non-maturity deposit interest expense by excluding interest expense for all certificates of deposit from total deposit expense, and we calculate average non-maturity deposits by excluding all certificates of deposit from total deposits. Management believes cost of non-maturity deposits is a useful measure to assess the Company's deposit base, including its potential volatility.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Total deposits interest expense	$64,229	$59,506	$53,580
Less: certificates of deposit interest expense	21,115	19,075	10,306
Less: brokered certificates of deposit interest expense	6,506	6,669	18,869
Non-maturity deposit expense	$36,608	$33,762	$24,405

Total average deposits	$14,941,573	$15,055,747	$16,876,251
Less: average certificates of deposit	1,830,516	1,727,728	1,286,160
Less: average brokered certificates of deposit	542,699	568,872	1,767,970
Average non-maturity deposits	$12,568,358	$12,759,147	$13,822,121

Cost of non-maturity deposits	1.17%	1.06%	0.71%